EXHIBIT 23


                              Accountants' Consent


  The Board of Directors
  Colonial Commercial Corp.:

  We consent to incorporation by reference in the registration statement (No. 333-37025) on Form S-8 of Colonial Commercial Corp. of our report dated October 2, 2003, relating to the consolidated balance sheets of Colonial Commercial Corp. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Colonial Commercial Corp.


  KPMG LLP
  ------------------
  Melville, New York
  November 14, 2003








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